Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927

UNDER ARMOUR ANNOUNCES CHANGES TO SENIOR MANAGEMENT TEAM

Baltimore, MD (May 3, 2016) - Under Armour (NYSE:UA, UA.C) today announced organizational changes to its senior management team. Henry Stafford, Chief Merchandising Officer, has decided to leave Under Armour after six years of service. Mr. Stafford first joined Under Armour in 2010, leading the Company's Apparel team, eventually becoming President of North America, before his appointment to Chief Merchandising Officer in December 2014. He will be leaving Under Armour in July 2016.

“Since joining us in 2010, Henry has been an incredible partner and helped us build our brand and tell our story. First through his leadership in Apparel, then by heading up our North America business, and most recently by driving merchandising of our products throughout the world.  I would like to thank Henry for his strong leadership and contributions over the years,” said Kevin Plank, Under Armour’s Founder and Chief Executive Officer.

Kip Fulks will assume the Chief Merchandising Officer responsibilities on an interim basis. In November 2015, the Company announced that Mr. Fulks was assuming a new role at the Company, focusing on key development areas for the business. In that capacity he assumed oversight responsibility for all global marketing efforts across the Company while leading the Company’s search efforts for a new Chief Marketing Officer. Mr. Fulks will now expand his responsibilities to include oversight of product, innovation and merchandising.

The Company also announced that Michael Lee, co-founder of MyFitnessPal, will be assuming the responsibilities of Chief Digital Officer as Robin Thurston will be leaving the Company in July 2016.  Mr. Thurston first joined Under Armour in December 2013 in connection with the Company’s acquisition of MapMyFitness, while Mr. Lee joined Under Armour in March 2015 with the acquisition of MyFitnessPal.  Mr. Lee currently serves as Senior Vice President, North America Digital, overseeing digital product strategy for Under Armour Connected Fitness™. Mr. Lee has been a critical leader on Under Armour’s broader Connected Fitness strategy, and will help the brand continue to push the boundaries changing the way athletes live.

“I want to take this opportunity to thank Robin for his vision and leadership in building the Under Armour Connected Fitness community from the ground up, helping us grow from the original MapMyFitness platform, to what has now become the world’s largest digital health and fitness community, with over 160 million unique registered users across multiple platforms,” said Plank.

About Under Armour, Inc.
Under Armour (NYSE: UA, UA.C), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels.  The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal.  The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.